EXHIBIT 10.24

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made and entered into by and between Synaptics Incorporated (“Synaptics”) and Thomas J. Tiernan (“Tiernan”).

RECITALS

A.	Tiernan, the Chief Executive Officer, has been employed by Synaptics since March 27, 2006.

B.	Tiernan’s employment at Synaptics has been terminated as a result of his voluntary resignation, effective October 8, 2010, at which time, Tiernan will be relieved of all responsibilities as a Synaptics employee.

C.	The parties hereto wish to settle and compromise fully and finally any and all claims Tiernan has or purports to have against Synaptics and others, including, but not limited to, those arising out of Tiernan’s employment and the termination of his employment, on the terms and conditions set forth in this Agreement.

COVENANTS

In consideration of the mutual promises in this Agreement, it is agreed as follows:

1.	Termination. Tiernan and Synaptics agree that Tiernan’s employment will be terminated as of October 8, 2010 (the “Termination Date”). Effective October 8, 2010, Tiernan and Synaptics further agree that Tiernan will resign from Synaptics’s Board of Directors, and Tiernan will withdraw as a nominee for election to Synaptics’s Board of Directors, which election will be conducted at the annual meeting of stockholders of Synaptics Incorporated to be held on October 19, 2010. Tiernan will be paid all earned wages, accrued but unpaid benefits relating to vacations, other executive perquisites, and reimbursements through the Termination Date on October 11, 2010. In addition, Tiernan will receive:

a.	Salary. Synaptics shall pay to Tiernan for one (1) year following the Termination Date, his base salary of Four Hundred Seventy-five Thousand Dollars ($475,000) in equal installments on such dates as base salary would otherwise be paid by Synaptics in accordance with its regular payroll procedures, less applicable deductions and withholdings.

b.	Targeted Incentive Bonus. Synaptics shall pay to Tiernan 50% of his annual targeted incentive bonus in the amount of Two Hundred Thirty-seven Thousand Five Hundred Dollars ($237,500), less applicable deductions and withholdings, on April 11, 2011, and 50% of his annual targeted incentive bonus in the amount of Two Hundred Thirty-seven Thousand Five Hundred Dollars ($237,500), less applicable deductions and withholdings, in October 2011.

c.	Benefits. Synaptics shall pay for one (1) year following the Termination Date, the premium for Tiernan and his dependants, if any, for continued health insurance benefits coverage currently provided to him inclusive of Medical, Dental, and Vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), provided that Tiernan applies for such COBRA benefits (“COBRA Payment”).

Synaptics shall provide Tiernan with the right to elect whatever group health plan continuation coverage to which Tiernan and his dependants, if any, are entitled, if at all, pursuant to COBRA. Following the one (1) year COBRA Payment period set forth above, payments for coverage pursuant to COBRA will be Tiernan’s sole and exclusive responsibility and Tiernan acknowledges Synaptics will not be paying any portion of the COBRA premium payments for Tiernan or his dependants, if any.

Synaptics shall pay for one (1) year following the Termination Date the premiums for Tiernan for life insurance and disability coverage as provided to him as of the Termination Date under either the current policies, if possible, or comparable standard policies.

d.	Stock Options. All unvested options and Restricted Stock Units (RSUs) held by Tiernan as of the Termination Date will continue to vest for a period of one (1) year after the Termination Date. Such unvested options that continue to vest pursuant to the preceding sentence and all vested options will continue to be exercisable during such continued vesting period and remain exercisable for a period determined as if Tiernan terminated employment at the end of the continued vesting period, but not beyond the original term of the option.

2.	Severance Consideration. In consideration for the execution, delivery, and non-revocation of this Agreement by Tiernan, Synaptics will accept Tiernan’s voluntary resignation, will provide the consideration set forth in Section 1 of this Agreement, and shall agree to enter into the Release as set forth in Section 4 of this Agreement (the “Severance Consideration”).

3.	No Entitlement. Tiernan understands and agrees that he is receiving this Severance Consideration in exchange for this Release, and Tiernan is not otherwise entitled to this Severance Consideration.

4.	Release. The Release set forth in this section is effective as of the Effective Date of this Agreement.

(a) Tiernan for himself and, as applicable, his agents, attorneys, successors, and assigns, hereby fully, irrevocably, and unconditionally releases Synaptics, its predecessors, parent, subsidiaries, affiliated entities, and the past and present officers, directors, employees, fiduciaries, shareholders, agents, successors, representatives and assigns of each and all of them, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as “Releasees”), from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which Tiernan may have against Synaptics or any of the Releasees, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to the Effective Date of this Agreement. This Release does not affect rights or claims that may arise after the Effective Date of this Agreement.

Without limiting the foregoing, this release includes any and all claims arising out of or which could arise out of the employment relationship between Tiernan and Synaptics and Tiernan’s termination, including but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, COBRA, the Worker Adjustment and Retraining Notification Act, the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, the California Labor Code Section 132a, the California Disabilities in Employment Act, the National Labor Relations Act, as amended, state and local civil rights laws, California wage payment laws, and any and all similar laws in other states; (ii) any and all Executive Orders (governing fair employment practices) which may be applicable to Synaptics; (iii) any other provision or theory of law or equity; and (iv) any amendments or successor or replacement statutes to those listed hereinabove. Tiernan understands and acknowledges that Title VII of the Civil Rights Act of 1964, ERISA, and state and local civil right laws, provide Tiernan the right to bring actions against Synaptics if, among other things, Tiernan believes he has been discriminated against on the basis of race, ancestry, color, religion, sex, national origin, medical condition, sexual orientation, disability, or benefit eligibility. With full understanding of the right afforded under these Acts, Tiernan agrees that he will not file any action against Synaptics and/or Releasees based upon any alleged violation of these Acts or under any other theory of law or statute, including but not limited to, back pay, front pay, attorney’s fees, damages, interest, waiting time, penalties, reinstatement, or injunctive relief that could be assessed by any federal, state or local court, any administrative agency, or any other forum with competent jurisdiction.

This release may be pled as a complete bar and defense to any claim brought with respect to the matters released in this Agreement.

(b) Synaptics on behalf of itself and its predecessors, parent, subsidiaries, affiliated entities, and past and present officers, directors, employees, shareholders, agents, successors, representatives and assigns of each and all of them, does hereby release and forever discharge Tiernan from any and all claims, rights, demands, actions, causes of action, damages and liabilities of any and every kind, nature and character whatsoever, whether based on a tort, contract, statute, or any other theory of recovery, whether known or unknown, arising or that could have been asserted on or before the Effective Date of this Agreement, excluding claims of fraud, intentional tort, misappropriation of trade secrets, and breach of duties, including, without limitation, breaches of any duty or obligation imposed upon Tiernan under his confidentiality obligations to Synaptics.

(c) Both Tiernan and Synaptics acknowledge that California Civil Code Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding California Civil Code Section 1542, both Tiernan and Synaptics hereby enter into the waiver and release as set forth in this Section 4 of this Agreement, subsections included, and waive all rights or defenses under Section 1542 of the California Civil Code. Tiernan and Synaptics hereby agree that their respective rights under Section 1542 of the California Civil Code are hereby waived with respect to the claims released in Section 4 of this Agreement.

(d) Tiernan acknowledges and agrees that the consideration he is receiving under this Agreement is sufficient consideration to support the release of all entities and persons identified in Section 4 of this Agreement, and that said consideration is in addition to anything of value to which Tiernan is entitled.

(e) Tiernan agrees and represents that he has not filed, or caused to be filed, any claim or charge with any adjudicative body, regulatory body, or agency arising out of his employment or termination of employment.

(f) Tiernan specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides him the right to bring a claim against Synaptics if he believes that he has been discriminated against on the basis of age. Tiernan understands the rights afforded under this Act and agrees that he will not file any such claim or action against Synaptics and/or Releasees, including, but not limited to, back pay, front pay, attorney’s fees, damages, reinstatement, or injunctive relief.

(g) Tiernan and Synaptics do not intend to release claims that Tiernan may not release as a matter of law, including, but not limited to, claims for indemnity under California Labor Code 2802. In addition, Tiernan is not releasing claims for indemnity pursuant to the Indemnification Agreement dated as of March 28, 2006.

(h) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Tiernan pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Tiernan may now have, has ever had, or in the future may have against Releasees, which is based in whole or in part on any matter covered by this Agreement. Notwithstanding the foregoing, nothing in this section shall prohibit Tiernan from filing a charge or complaint with a government agency such as, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, Tiernan understands and agrees that, by entering into this Agreement, he is releasing any and all individual claims for relief.

5.	Return of Property. Upon the Termination Date, Tiernan agrees to promptly return all items of Synaptics property he has or over which he has control, including but not limited to all records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Tiernan by or on behalf of Synaptics (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of Synaptics (or its subsidiaries), all equipment belonging to Synaptics, all code and computer programs and information of whatever nature, tools, manuals, and any and all other materials, documents or information, including but not limited to confidential information in his possession or control, and that he will retain no copies thereof. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of Synaptics (or its subsidiaries) that has been collected by Tiernan shall be delivered promptly to Synaptics upon the Termination Date.

6.	Trade Secrets/Confidentiality. Tiernan acknowledges that during the course of his employment, he had access to various trade secrets, whether in existence or proposed, and confidential information of Synaptics. Such information includes, but is not limited to, business plans, schematics, blue prints, software, hardware, financial information, manuals, training programs, profit margins, marketing plans, customer information, and the specific terms of Synaptics’s relationships or agreements with its respective significant vendors or customers. Tiernan agrees that he shall not disclose such information or use it in any way, at any time in the future, except to the extent such information becomes publicly available through lawful and proper means, or to the extent that Tiernan is required to disclose such information pursuant to subpoena. If such information is requested pursuant to a subpoena, Tiernan must give immediate and timely notice to Synaptics, so that Synaptics has a reasonable opportunity to seek judicial relief to preclude disclosure, if necessary. Without limitation, the prohibition in this section includes Tiernan’s use of such information to directly or indirectly solicit any manufacturer, manufacturer’s representative, or customer of Synaptics with whom Tiernan had contact during his employment, and Tiernan’s use of such information to directly or indirectly interfere with the advantageous business relationship(s) between Synaptics and any of its customers, vendors or suppliers.

7.	Restrictive Covenants.

a.	Notwithstanding the restrictions set forth in Section 6 of this Agreement, Tiernan acknowledges, represents and agrees that for a period of one (1) year from the Termination Date, he will not:

i.	Directly or indirectly attempt to encourage, induce or otherwise solicit, directly or indirectly, any employee of Synaptics, or any of its affiliates or subsidiaries, to breach his or her employment agreement or to leave their employment; and

ii.	Call upon any prospective acquisition candidate, on Tiernan’s own behalf or on behalf of any person, which candidate was, to Tiernan’s knowledge after due inquiry, either called upon by Synaptics, or any of its affiliates or subsidiaries, or for which Synaptics made an acquisition analysis, for the purpose of acquiring such candidate.

b.	The Parties acknowledge that covenants and restrictions set forth in Sections 6 and 7 of this Agreement, subsections included, are necessary to protect the legitimate business interests of Synaptics and do not prevent Tiernan from earning a livelihood. The Parties agree that, if the scope of enforceability of any or all the restrictive covenants set forth in this Agreement is in any way disputed at any time, a court may modify and enforce the covenant(s) to the extent it believes to be reasonable under the circumstances existing at that time.

c.	Tiernan agrees that the breach by him of Sections 6 and 7 of this Agreement, subsections included, could not reasonably or adequately be compensated in damages in an action at law, and that Synaptics shall be entitled to injunctive relief which may include, but shall not be limited to, restraining Tiernan from engaging in any activity that would breach this Agreement. However, no remedy conferred by any of the specific provisions of Sections 6 and 7 of this Agreement (including this paragraph), subsections included, is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing in law or in equity, or by statute or otherwise. The election of any one or more remedies by Synaptics shall not constitute a waiver of the right to pursue other available remedies.

8.	Sufficient Time to Review. A copy of this Agreement was delivered to Tiernan on October 8, 2010. Tiernan acknowledges that he has been given a period of twenty-one (21) days within which to consider this Agreement, that he has been given an opportunity to consult with an attorney of his own choosing in deciding whether to execute this Agreement, and that this Agreement must be signed and returned to the individual identified in Section 9 below no later than October 29, 2010. If this Agreement is not signed and returned by such date, it shall be void and have no legal effect.

9.	Revocation Period. Tiernan understands that he has a period of seven (7) calendar days from the date he signs this Agreement to revoke this Agreement, and that, should he decide to revoke it, within said seven days period, he shall not be entitled to the consideration recited herein. Tiernan further understands that this Agreement shall not become effective or enforceable until the expiration of the seven-day period, and, therefore, that he shall not receive the consideration set forth herein until the revocation period has expired without Tiernan exercising his right of revocation. Tiernan agrees that he must provide written notice of revocation of this Agreement to Jim Harrington, Vice President of Human Resources, Synaptics Inc., 3120 Scott Blvd., Santa Clara, CA 95054, should he wish to exercise his rights to revoke this Agreement, within the revocation period. If this Agreement is not timely revoked, this Agreement will become effective as of the expiration of the revocation period (“Effective Date”).

10.	Acknowledgement. Tiernan acknowledges, represents and warrants that he enters into this Agreement knowingly, voluntarily, free of duress or coercion, and with a full understanding of all terms and conditions contained herein.

11.	Headings. The headings are for convenience of the parties, and are not to be construed as terms and conditions of this Agreement.

12.	Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid (with the exception of Section 4, in whole or in part, subsections included), the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provisions shall be deemed not to be part of this Agreement.

13.	Integration. This Agreement, and the Proprietary Information and Invention Agreement, signed by Tiernan on March 21, 2006 and effective on April 3, 2006 and the Indemnification Agreement dated as of March 28,2006, constitute the entire agreement between the parties, and supersede all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement, and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them.

14.	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.	Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.

16.	Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.

17.	Non-Admission. This Agreement shall not in any way be construed as an admission by Synaptics that it has acted wrongfully with respect to Tiernan, and Synaptics specifically denies the commission of any wrongful acts against Tiernan.

18.	Non-Disparagement. Tiernan agrees that he will not make any written or oral statement or take any action which he knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning Synaptics. Synaptics agrees that it will not make any written or oral statement or take any action which it knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning Tiernan. If Synaptics’ Human Resources Department is contacted by prospective employers of Tiernan, Synaptics will provide only the starting and ending dates of Tiernan’s employment at Synaptics and the last position Tiernan held at Synaptics. Synaptics also will advise any such prospective employers that it is Synaptics’ policy to release only such information.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

10/13/10	/s/ Thomas J. Tiernan
DATE	Thomas J. Tiernan

10/13/10	/s/ Jim Harrington

DATE	Synaptics Incorporated
By: Jim Harrington
Its: Vice President Human Resources